Exhibit 99.1

DATE: February 17, 2005

FOR IMMEDIATE RELEASE

AMERICAN MEDICAL SYSTEMS REPORTS RECORD
$209 MILLION SALES FOR 2004

Women’s Health Tops 40% Growth in 2004;
TherMatrx Acquisition Beats Guidance

MINNEAPOLIS, February 17, 2005 — American Medical Systems Holdings, Inc. (NASDAQ: AMMD) reported record sales of $60.0 million for the fourth quarter of 2004, a 27.3 percent increase over sales of $47.2 million in the comparable quarter of 2003 (with 1.7 percentage points of the increase coming from currency exchange rate changes).

     The Company reported net income of $6.7 million, or $0.19 per share, including the $4.5 million effect of an investment write-off (with no associated tax benefit) related to InjecTx, a company focused on the development of ethanol ablation systems for prostate treatment. Fourth quarter net earnings also included the benefit of adjusting the Company’s 2004 tax rate down by one percentage point to 35.5 percent. The prior year’s fourth quarter earnings were reported at $10.3 million, or $0.30 per share, including a $2.0 million non-recurring warranty reserve benefit net of tax. All per share amounts reported are prior to the effect of the proposed 2-for-1 stock split announced by the Company on January 10, 2005 and subject to shareholder approval of an increase in the number of authorized shares of common stock from 75 million to 200 million at a special meeting to be held on March 4, 2005.

     Net income for the quarter, excluding the impact of the investment write-off and the effect of the tax rate change on the prior three quarters’ earnings, was a record $10.8 million, or $0.30 per share. Net income for fourth quarter 2003, adjusted for the warranty reserve benefit, was $8.4 million, or $0.24 per share. Net income growth, excluding the impact of these non-recurring items for both 2004 and 2003, was 29.5 percent. A reconciliation of GAAP earnings to these adjusted results is included in the attached financial tables.

     Sales for the full year 2004 were $208.8 million, up 24.1 percent from sales of $168.3 million during 2003 (with 2.1 percentage points of the increase coming from currency exchange rate changes). The year’s revenue includes $10.5 million from the Company’s first two quarters’ sales from the acquisition of TherMatrx, Inc.

     The net loss as reported for the year 2004 was $3.1 million, or $0.09 per share. This reported net loss includes the impacts of the $4.5 million InjecTx write-off and the third quarter impact of a $35.0 million in-process research and development (IPR&D) charge related to the TherMatrx acquisition. Reported net income for 2003 was $29.1 million, or $0.85 per share, including the warranty reserve benefit previously described and a $1.1 million benefit from prior years’ tax credits. Excluding these non-recurring items in both years, net income for 2004 was $36.4 million, or $1.03 per share, up 39.9 percent from $26.0 million, or $0.76 per share, in 2003. A reconciliation of GAAP earnings to these adjusted year-to-date results is included in the attached financial tables.

American Medical Systems
February 17, 2005

Martin J. Emerson, President and Chief Executive Officer, commented, “The magnitude of our 2004 growth across men’s and women’s health evidences our continued commitment to both markets. Highlights of the year certainly include our positive growth in erectile restoration, our market expansion in male continence, the successful integration of TherMatrx, our steady share gains in women’s health and continued growth in both profitability and cash flow. With over 132,000 patients served by our products and therapies in 2004, the global AMS organization has shown its unique ability to deliver on the promise of our technologies. We look forward to 2005 with great anticipation as we continue our focus on innovative pelvic health solutions to enhance the quality of life for even more patients around the world.”

Outlook

     Looking forward to 2005, Mr. Emerson said the Company expects 2005 revenue growth to be in the range of 24 percent to 27 percent, or revenue of $259 to $265 million. Earnings per share on these revenues are anticipated in the range of $1.27 to $1.32, assuming an estimated 35.5 percent tax rate but excluding any impact from the Company’s third quarter implementation of stock option expensing as prescribed in FAS 123®. In the first quarter of 2005, the Company expects total revenues to be in the range of $60 to $62 million and earnings per share of $0.30 to $0.32. All per share amounts projected are prior to the effect of the proposed 2-for-1 stock split announced by the Company and as described previously in this press release.

Earnings Call Information

     American Medical Systems will host a conference call today at 5:00 p.m. (EST) to discuss its fourth quarter and fiscal year 2004 results. Those without internet access may join the call from within the U.S. by dialing 800-572-9815; outside the U.S., dial 706-634-6046. A live webcast of the call will be available through the Company’s corporate website at www.AmericanMedicalSystems.com and available for replay two hours after the completion of the call.

About American Medical Systems

     American Medical Systems, headquartered in Minnetonka, Minnesota is a diversified supplier of medical devices and procedures to cure erectile dysfunction, benign prostatic hyperplasia, incontinence, and other pelvic disorders in men and women. Although not life threatening, these disorders can significantly diminish one’s quality of life and profoundly affect social relation-ships. In recent years, the number of people seeking treatment has increased markedly as a result of longer lives, higher quality-of-life expectations and greater awareness of new treatment alternatives. American Medical Systems’ products reduce or eliminate the incapacitating effects of these diseases, often through minimally invasive therapies. The Company’s products were used to treat over 132,000 patients in 54 countries during the last year.

Forward-Looking Statements

     Statements about the Company’s future product availability, revenues and earnings are forward-looking statements subject to risks and uncertainties including the timing and success of new product introductions; physician acceptance, endorsement, and use of the Company’s products; competitor activities; changes in and adoption of reimbursement rates; and potential product recalls. These and other risks are more fully described in the Company’s Annual Report on Form 10-K for the year ended January 3, 2004, and its other SEC filings. Actual results may differ materially from anticipated results.

American Medical Systems
February 17, 2005

More information about the Company and its products can be found at its website www.AmericanMedicalSystems.com and in the Company’s Annual Report on Form 10-K for 2003 and its other SEC filings.

Contact:	Carmen Diersen Executive Vice President and Chief Financial Officer 952-930-6495 Carmen.Diersen@AmericanMedicalSystems.com

Marty Emerson President and Chief Executive Officer 952-930-6334 Marty.Emerson@AmericanMedicalSystems.com

American Medical Systems
February 17, 2005

American Medical Systems Holdings, Inc.
Statements of Operations
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	January 1, 2005	January 3, 2004	January 1, 2005	January 3, 2004
Net sales	$60,040	$47,153	$208,772	$168,283
Cost of sales	10,846	5,919	38,331	27,353

Gross profit	49,194	41,234	170,441	140,930
Operating expenses
Marketing and selling	20,818	16,081	72,910	63,107
Research and development	4,320	3,911	15,786	14,924
In process research and development	—	—	35,000	—
General and administrative	6,411	5,074	21,617	17,099
Amortization of intangibles	1,739	906	5,708	4,160

Total operating expenses	33,288	25,972	151,021	99,290
Operating income (loss)	15,906	15,262	19,420	41,640
Other income (expense)
Royalty income	531	622	2,079	2,797
Interest income	(24)	127	517	476
Interest expense	23	(169)	(783)	(1,828)
Investment impairment	(4,500)	—	(4,500)	—
Other income (expense)	354	570	170	1,004

Total other income (expense)	(3,616)	1,150	(2,517)	2,449
Income (loss) before income taxes	12,290	16,412	16,903	44,089
Provision for income taxes	5,564	6,093	20,023	15,039

Net income (loss)	$6,726	$10,319	($3,120)	$29,050

Net income (loss) per share
Basic	$0.20	$0.31	($0.09)	$0.88
Diluted	$0.19	$0.30	($0.09)	$0.85

Weighted average common shares used in calculation
Basic	33,722	33,079	33,503	32,854
Diluted	35,536	34,626	33,503	34,313

American Medical Systems
February 17, 2005

American Medical Systems Holdings, Inc.
Condensed Balance Sheets
(In thousands)

	January 1, 2005	January 3, 2004
Assets
Current assets
Cash and short-term investments	$51,169	$58,953
Accounts receivable, net	46,984	33,507
Inventories	21,719	18,402
Deferred taxes and other current assets	7,955	8,533

Total current assets	127,827	119,395
Property, plant and equipment, net	22,065	25,489
Goodwill and intangibles, net	147,157	116,455
Deferred taxes and other assets	3,501	17,988

Total assets	$300,550	$279,327

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$4,237	$4,621
Accrued liabilities and taxes	47,141	17,996
Current portion of notes payable	—	7,159

Total current liabilities	51,378	29,776
Long-term notes payable	—	9,205
Stockholders’ equity	249,172	240,346

Total liabilities and stockholders’ equity	$300,550	$279,327

American Medical Systems
February 17, 2005

American Medical Systems Holdings, Inc.
Condensed Statements of Cash Flows
(In thousands)

	Twelve Months Ended
	January 1, 2005	January 3, 2004
Cash flows from operating activities
Net income	($3,120)	$29,050
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	7,052	6,487
Loss on asset disposals	243	224
Amortization of intangibles, including deferred financing costs	6,158	4,430
Non-cash in-process research and development charge	35,000	—
Non-cash asset impairment	4,500	—
Non-cash deferred compensation	77	171
Income tax benefit related to stock option plans	2,047	1,670
Change in net deferred taxes	2,362	3,117
Changes in operating assets and liabilities	(5,293)	(11,013)

Net cash provided by operating activities	49,026	34,136
Cash flows from investing activities
Purchase of property, plant and equipment	(3,686)	(6,450)
Purchase of business, net of cash acquired	(39,418)	(44,135)
Purchase of investments in technology	(2,500)	—
Purchase of short-term investments	(19,633)	—
Sale of short-term investments	4,154	—

Net cash used in investing activities	(61,083)	(50,585)
Cash flows from financing activities
Issuance of common stock	6,066	2,689
Payments on long-term debt	(16,364)	(7,636)

Net cash used in financing activities	(10,298)	(4,947)
Effect of exchange rates	(909)	920

Net decrease in cash and cash equivalents	($23,264)	($20,476)

American Medical Systems
February 17, 2005

American Medical Systems Holdings, Inc.
Selected Sales Information
(In thousands)

	Three Months Ended		Twelve Months Ended
	January 1, 2005	January 3, 2004	January 1, 2005	January 3, 2004
Sales
Product line
Men’s health
Erectile restoration	$20,066	$19,509	$74,070	$72,385
Continence	12,667	10,694	48,242	39,758
Prostate treatment	6,928	1,224	14,697	4,923

Total men’s health	39,661	31,427	137,009	117,066
Women’s health	20,379	15,726	71,763	51,217

Total	$60,040	$47,153	$208,772	$168,283

Geography
United States	$47,628	$37,476	$165,140	$136,765
Outside United States	12,412	9,677	43,632	31,518

Total	$60,040	$47,153	$208,772	$168,283

Percent of total sales
Product line
Men’s health
Erectile restoration	33%	41%	35%	43%
Continence	21%	23%	23%	24%
Prostate treatment	12%	3%	7%	3%

Total men’s health	66%	67%	66%	70%
Women’s health	34%	33%	34%	30%

Total	100%	100%	100%	100%

Geography
United States	79%	79%	79%	81%
Outside United States	21%	21%	21%	19%

Total	100%	100%	100%	100%

American Medical Systems
February 17, 2005

American Medical Systems Holdings, Inc.
Adjustments to Gross Margin, Operating Income, Net Income and Earnings per Share for Consistent Presentation
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	January 1, 2005	January 3, 2004	January 1, 2005	January 3, 2004
Reported (GAAP) gross margin	$49,194	$41,234	$170,441	$140,930
Adjust for warranty allowance	—	(3,115)	—	(3,115)

Adjusted gross margin	$49,194	$38,119	$170,441	$137,815

Adjusted gross margin %	81.9%	80.8%	81.6%	81.9%

Reported (GAAP) operating income (loss)	$15,906	$15,262	$19,420	$41,640
Adjust for warranty allowance	—	(3,115)	—	(3,115)
Adjust for in-process research and development charge	—	—	35,000	—

Adjusted operating income	$15,906	$12,147	$54,420	$38,525

Reported (GAAP) net income (loss)	$6,726	$10,319	($3,120)	$29,050
Adjust for warranty allowance, net of tax	—	(1,953)	—	(1,953)
Adjust for in-process research & development	—	—	35,000	—
Adjust for investment impairment	4,500	—	4,500	—
Adjust for 2004 tax rate change to 35.5%	(396)		—
Adjust for 2003 one-time tax benefit				(1,100)

Adjusted net income	$10,830	$8,366	$36,380	$25,997

Adjusted net income per share
Basic	$0.32	$0.25	$1.09	$0.79
Diluted	$0.30	$0.24	$1.03	$0.76

Weighted average common shares used in calculation
Basic	33,722	33,079	33,503	32,854
Diluted	35,536	34,626	35,207	34,313